Voya Financial announces leadership-succession plan for Voya Investment Management and new head of investments

Voya Investment Management Chief Executive Officer Christine Hurtsellers announces plans to retire in 2024; Matt Toms, currently Voya Investment Management global chief investment officer, named her successor.

Eric Stein joins Voya Investment Management as head of investments and chief investment officer, fixed income.

NEW YORK, Jan. 10, 2024 — Voya Financial, Inc. (NYSE: VOYA), announced today that Christine Hurtsellers, chief executive officer (CEO) of Voya Investment Management (IM), has informed the company of her decision to retire later this year. Matt Toms, global chief investment officer (CIO) of Voya IM, will succeed Hurtsellers as CEO, effective immediately, and Hurtsellers will now serve as a strategic advisor to the company until her retirement. Toms has also joined Voya Financial’s Executive Committee and will now report to Heather Lavallee, CEO, Voya Financial. Hurtsellers will also continue to report to Lavallee.

Voya also announced today that Eric Stein, who most recently served as CIO, fixed income, at Morgan Stanley Investment Management (MSIM), has joined Voya IM as head of investments and CIO, fixed income. Stein reports to Toms.

“I am grateful to Christine for her amazing leadership and stewardship of our Investment Management business,” said Lavallee. “Over her almost 20-year career with Voya IM, including seven years of service as CEO, Christine achieved a number of strategic, financial and operational outcomes, including the successful integration of several acquisitions that have expanded our asset management capabilities and global reach. I am thankful for having had the benefit of Christine’s insights, drive and passion for our business, and I wish her and her family all the best as she begins her transition to retirement.

“Also, I am excited to have Matt leading Voya IM as it executes on its growth strategy and continues to build on its strong pipeline across institutional and retail markets in the U.S. and internationally. Matt has been global CIO since 2022, has 30 years of asset management expertise, and has great insights into the needs of our clients. His deep knowledge and experience with our firm, and his passion for our clients, will serve him well as he leads Voya IM into its next stage of growth,” added Lavallee.

“We have made great progress in evolving Voya IM to become the global firm that we are today,” said Hurtsellers. “The growth and expansion that we have achieved is the result of the hard work of our colleagues, who have always prioritized the needs of our clients. After almost 20 years at Voya, and as I look ahead to retirement and the ability to attend to my family’s needs, I am grateful for and proud of all that the team has accomplished over the years. In the meantime, I look forward to working closely with Matt and Heather — and to engaging with our clients, intermediaries and employees — to ensure a smooth transition.”

As Voya IM’s global CIO, Toms led the firm’s more than 300 investment professionals who are managing approximately $310 billion in assets under management across fixed income, equities, multi-asset solutions and alternative strategies. Previously, Toms served as CIO, fixed income. Prior to joining Voya IM in 2009, Toms worked with Calamos Investments, where he established and grew its fixed income business. He also previously held roles with Northern Trust and Lincoln National.

“It’s an honor to be leading Voya IM, and I am excited about the opportunities ahead,” said Toms. “Over the past several years, we have successfully grown our capabilities and our reach to serve the expanding needs of our clients, and I’m looking forward to working with the many talented professionals across our firm to continue our growth trajectory. I also want to express my tremendous gratitude to Christine for her leadership and guidance. I am grateful to have her insights and perspective as we make a smooth transition.”

Stein, in his new role as head of investments as well as CIO, fixed income, will directly lead the public fixed income investment team as well as oversee the broader equities, income and growth, and multi-asset strategies and solutions investment teams. Chris Lyons, head of private fixed income and alternatives investments, will continue to report to Toms.

As CIO, fixed income at MSIM, Stein was responsible for overseeing 275 professionals and the management of investment strategies for MSIM’s approximately $200 billion fixed income platform, including agency mortgage-backed securities, emerging markets, floating-rate loans, high-yield, investment grade credit, multi-sector, municipals and securitized strategies.

Prior to MSIM, Eric held several portfolio management roles at Eaton Vance since 2009, including most recently serving as CIO for Eaton Vance’s entire fixed income group, which included investment teams across high-yield, bank loan, municipal investments, emerging market debt/global macro, securitized, investment grade corporate and multi-asset investment disciplines.

“I am excited to have Eric on the Voya IM leadership team,” added Toms. “His more than 20 years of investment experience and demonstrated expertise in leading sizable teams throughout his career will no doubt bring great value to our investment teams and our clients. Equally important, Eric’s approach to money management aligns fully with the collaborative approach of our investment professionals at Voya IM. I am looking forward to having his leadership and insights as we execute on our growth plans.”

Media Contact:    Investor Contact:
Christopher Breslin    Michael Katz
(212) 309-8941    (212) 309-8999
Christopher.Breslin@voya.com    IR@voya.com

About Voya Financial®
Voya Financial, Inc. (NYSE: VOYA), is a leading health, wealth and investment company with approximately 9,000 employees who are focused on achieving Voya’s aspirational vision: Clearing your path to financial confidence and a more fulfilling life. Through products, solutions and technologies, Voya helps its 14.7 million individual, workplace and institutional clients become well planned, well invested and well protected. Benefitfocus, a Voya company, extends the reach of Voya’s workplace benefits and savings offerings by providing benefits administration capabilities to 16.5 million individual subscription employees across employer and health plan clients. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and committed to conducting business in a way that is economically, ethically, socially and environmentally responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by Ethisphere; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

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